Exhibit (11)

[Letterhead of Davis Gillett Mottern & Sims, LLC]

April 17, 2015

VII Peaks Co-Optivist Income BDC II, Inc.

4 Orinda Way, Suite 125-A

Orinda, CA 94563

Ladies and Gentleman:

As counsel to VII Peaks Co-Optivist Income BDC II, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), I have been asked to render an opinion in connection with its registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and is validly existing pursuant to the laws of the State of Maryland; and

2.	The shares of capital stock of the Fund which are described in the foregoing Registration Statement, when sold in accordance with the terms contained in the proposed Plans of Reorganization, will be duly authorized, validly issued, fully paid, and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

DAVIS GILLETT MOTTERN & SIMS, LLC

/s/ Robert J. Mottern
Robert J. Mottern